Senseonics Holdings, Inc. Reports Fourth Quarter and Full Year 2025 Financial Results

Generated Q4 revenue of $14.3 million, an increase of 72% year-over-year

Received CE Mark approval for commercialization of Eversense 365 in Europe

Launched first Eversense 365 AID system integration, with twiist in the US

GERMANTOWN, Md.—March 2, 2026 (BUSINESS WIRE)-- Senseonics Holdings, Inc. (NASDAQ: SENS) a medical technology company focused on the development, manufacturing and commercialization of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today announced fourth quarter 2025 financial results and provided a business update.

Recent Highlights & Accomplishments

●	Generated fourth quarter 2025 revenue of $14.3 million, an increase of approximately 72% year-over-year, and full year 2025 revenue of $35.3 million, an increase of approximately 57% year-over-year
●	Achieved 103% new patient growth in the U.S. in 2025 versus 2024, driven largely by positive returns from direct-to-consumer (DTC) marketing efforts
●	Further development of the Eon Care inserter network to 60 providers performing approximately 24% of all U.S. insertions in 2025
●	Continued growth of the HCP channel, with the number of active prescribers growing over 80% from 2024 to 2025
●	Received CE Mark approval for Eversense 365 in the European Union (EU)
●	Secured Investigational Device Exemption (IDE) approval from the FDA to commence a pivotal trial for the self-powered battery enabled Gemini sensor and enrolled the first patients in the trial, which the Company expects to complete in the second half of 2026
●	Launched the combination of the twiist™ Automated Insulin Delivery (AID) System integrated with the Eversense® 365 CGM system across the U.S.
●	Executed agreements with Ascensia Diabetes Care to take back commercialization and distribution of Eversense beginning January 1, 2026

Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics said, “In 2025, we took strategic actions to set the Company up for long term growth. Successfully bringing commercial operations in-house and investing heavily in DTC marketing, we built the foundations necessary to achieve the full potential of the world’s first and only year-long CGM. We delivered encouraging commercial results last year, and expect this momentum to continue. In 2026 we plan to expand Eversense 365 compatibility with AID systems, launch in Europe and complete the Gemini pivotal trial, an important milestone for our exciting innovation pipeline. These efforts, coupled with improved margins, set Senseonics up for continued strong performance this year and beyond. We expect these efforts, coupled with improved margins, will set Senseonics up for continued strong performance this year and beyond.”

Fourth Quarter 2025 Results:

Total revenue for the fourth quarter of 2025 was $14.3 million compared to $8.3 million for the fourth quarter of 2024. U.S. revenue was $12.1 million for the fourth quarter of 2025 compared to $6.2 million for the fourth quarter of 2024, and revenue outside the U.S. was $2.2 million in the fourth quarter of 2025 compared to $2.1 million in the prior year period.

Fourth quarter 2025 gross profit was $7.7 million compared to a gross profit of $4.0 million for the fourth quarter of 2024. The increase in gross profit was partially due to the one-time charges incurred in the prior year as the result of the transition from Eversense E3 to Eversense 365. The additional improvement in the gross profit is due to several factors, including favorable margins on the 365-day product sales, lower fixed manufacturing costs, and one-time impacts such as VAT recoveries.

Fourth quarter 2025 research and development expenses decreased by $0.6 million year-over-year to $8.8 million from $9.4 million for the fourth quarter of 2024. The decrease was primarily due to the completion of the Eversense 365 clinical trials and development efforts as well as a reduction in headcount.

Fourth quarter 2025 selling, general and administrative expenses increased by $10.9 million year-over-year to $19.8 million from $8.9 million for the fourth quarter of 2024. The increase was primarily driven by higher selling and marketing personnel costs, promotional expenses mainly due to direct-to-consumer campaign investments, sales commission expenses as we increased consignment sales, and other general and administrative costs.

Net loss was $20.8 million, or a $0.46 loss per share, in the fourth quarter of 2025 compared to net loss of $15.5 million, or a $0.46 loss per share, in the fourth quarter of 2024. Net loss increased by $5.3 million primarily due to increased expenses due to increased consignment sales and other costs related to taking over the commercialization and distribution of Eversense.

Full Year 2025 Results:

Total revenue for 2025 was $35.3 million compared to $22.5 million in 2024. U.S. revenue was $27.9 million in 2025 compared to $15.3 million in 2024, and revenue outside the U.S. was $7.4 million in 2025 compared to $7.2 million in 2024.

Gross profit for 2025 was $15.8 million, an increase from $0.5 million in 2024. The increase in gross profit was primarily driven by $4.8 million in one-time charges incurred in the prior year as the result of the transition from Eversense E3 to Eversense 365. In addition, gross profit improved as the result of favorable margins on the 365-day product sales, lower fixed manufacturing costs, and one-time impacts such as VAT recoveries.

Research and development expenses for 2025 decreased by $9.5 million year-over-year, to $31.6 million. The decrease was primarily due to the completion of the Eversense 365 clinical trials and development efforts including the impact of inventory costs incurred prior to 365-day product regulatory approval as well as a reduction in headcount.

Selling, general and administrative expenses for 2025 increased by $18.3 million year-over-year, to $52.5 million. The increase was primarily driven by direct-to-consumer campaign investments, increased sales commission expenses as we increased consignment sales, and other general and administrative costs partially driven by activities to take back Eversense commercialization and distribution.

Net loss was $69.1 million, or a $1.66 loss per share, in 2025 compared to net loss of $78.6 million, or a $2.50 loss per share, in 2024. Net loss decreased by $9.5 million primarily due to the increase in gross profit margin offset by higher selling, general, and administrative costs to support our sales growth.

Cash, cash equivalents and investments were $94.3 million and outstanding indebtedness was $35.3 million as of December 31, 2025.

Full Year 2026 Financial Outlook

Senseonics expects full-year 2026 global net revenue to be approximately $58-$62 million, representing year-over-year growth of 65% to 76%, as the Company completes the transition of Eversense commercialization from Ascensia and brings the entire sales and marketing infrastructure in-house. Gross margins are expected to be approximately 50% for the full year. The financial outlook takes into consideration the following factors: (i) refined plans for commercial transition from Ascensia to Senseonics and the roll-out of Eversense 365 outside the United States, (ii) plans with respect to spending on the DTC marketing campaigns to generate leads, (iii) the status of other sales and marketing initiatives, and (iv) utilization of the patient assistance programs for Eversense 365.

Conference Call Information

Management will hold a conference call to review the Company’s fourth quarter and full year 2025 performance starting today at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on Senseonics’ website at www.senseonics.com by navigating to “Investor Relations,” and then “Events & Publications,” and will be archived there for future reference. To listen to the conference call, please dial 1-800-343-5172 (US/Canada) or 1-203-518-9856 (International), passcode SENSQ4, approximately five to ten minutes prior to start time.

About Senseonics

Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems Eversense® 365 and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

About Eversense

The Eversense® Continuous Glucose Monitoring (CGM) Systems are indicated for continually measuring glucose levels for up to 365 days for Eversense® 365 and 180 days for Eversense® E3 in persons with diabetes age 18 and older. The systems are indicated for use to replace fingerstick blood glucose (BG) measurements for diabetes treatment decisions. Fingerstick BG measurements are still required for calibration primarily one time per week after day 14 for Eversense® 365 and one time per day after day 21 for Eversense® E3, and when symptoms do not match CGM information or when taking medications of the tetracycline class. The sensor insertion and removal procedures are performed by a health care provider. The Eversense CGM Systems are prescription devices; patients should talk to their health care provider to learn more. For important safety information, see https://www.eversensediabetes.com/safety-info/.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue and gross margin projections under the heading “Full Year 2026 Financial Outlook,” statements regarding the ongoing transition of Eversense commercial operations from Ascensia, the commercial launch of Eversense 365 in the European Union, the expanded compatibility of Eversense 365 with automated insulin delivery systems, the anticipated timing of the completion of the Gemini trial, the future demand for Eversense, and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks and uncertainties related to the transition of commercial responsibility for Eversense from Ascensia, including the negotiation, finalization and execution of the local purchase agreements related to the Eversense commercial operations in the European Union; uncertainties in insurer, regulatory and administrative processes and decisions; uncertainties in the development and registration and roll-out of new technology and solutions; uncertainties in finalizing integration and commercial terms and coordination with health systems and other new collaboration partners and third parties; uncertainties inherent in the ongoing commercialization and expansion of the Eversense product and Senseonics’ and its partners’ activities; uncertainties relating to the current economic and regulatory/political environment, including the effects of tariffs; and such other factors as are set forth in the risk factors detailed in Senseonics' Annual Report on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed with the SEC under the heading "Risk Factors." The forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Jeremy Feffer
LifeSci Advisors
investors@senseonics.com

Senseonics Holdings, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except for share and per share data)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$40,234	$74,597
Restricted cash	315	315
Short term investments, net	53,796	—
Accounts receivable, net	6,807	1,365
Accounts receivable, net - related parties	5,312	4,921
Inventory, net	6,703	4,421
Prepaid expenses and other current assets	4,366	5,819
Total current assets	117,533	91,438

Deposits and other assets	4,536	4,926
Property, equipment and intangible assets, net	4,200	4,074
Total assets	$126,269	$100,438

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$4,059	$3,205
Accrued expenses and other current liabilities	15,091	13,636
Accrued expenses and other current liabilities, related parties	5,198	1,870
Note payable, current portion, net	—	20,138
Total current liabilities	24,348	38,849

Long-term debt and notes payables, net	35,586	34,703
Non-current operating lease liabilities	5,289	5,785
Total liabilities	65,223	79,337

Commitments and contingencies

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 0 shares and 12,000 shares issued and outstanding as of December 31, 2025 and December 31, 2024	—	37,656
Total temporary equity	—	37,656

Stockholders’ equity (deficit):
Common stock, $0.001 par value per share; 70,000,000 shares authorized as of December 31, 2025 and December 31, 2024; 41,265,778 shares and 29,767,561 shares issued and outstanding as of December 31, 2025 and December 31, 2024	41	30
Additional paid-in capital	1,077,923	931,289
Accumulated other comprehensive income	69	—
Accumulated deficit	(1,016,987)	(947,874)
Total stockholders' equity (deficit)	61,046	(16,555)
Total liabilities, temporary equity and stockholders’ equity (deficit)	$126,269	$100,438

Senseonics Holdings, Inc.

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except for share and per share data)

	Years Ended
	December 31,
	2025	2024

Revenue, net	$17,084	$3,973
Revenue, net - related parties	18,173	18,499
Total revenue	35,257	22,472
Cost of sales	19,494	21,939
Gross profit	15,763	533

Expenses:
Research and development expenses	31,592	41,144
Selling, general and administrative expenses	52,508	34,231
Operating loss	(68,337)	(74,842)
Other income (expense), net:
Interest income	4,198	4,502
Interest expense	(4,951)	(8,437)
Gain on change in fair value of derivatives	—	102
Other expense ( income)	(23)	59
Total other expense, net	(776)	(3,774)

Net Loss	(69,113)	(78,616)
Other comprehensive income
Unrealized gain on marketable securities	69	11
Total other comprehensive income	69	11
Total comprehensive loss	$(69,044)	$(78,605)

Basic net loss per common share	$(1.66)	$(2.50)
Basic weighted-average shares outstanding	41,727,983	31,486,079

Diluted net loss per common share	$(1.66)	$(2.50)
Diluted weighted-average shares outstanding	41,727,983	31,486,079